Exhibit 10.12

In October 2002, Aether Systems, Inc. confirmed Michael Mancuso’s placement as Group President of Aether’s Mobile Government segment.  As Group President, Mr. Mancuso will receive an annual base salary of $200,000 and will be eligible to participate in Aether’s employee benefit plans.  In addition, Mr. Mancuso will be eligible to receive an annual bonus of up to $120,000.  The criteria to earn this bonus will be tied to specific revenue growth and EBITDA objectives agreed upon between the parties.

The parties also agreed that Mr. Mancuso will be entitled to receive severance in an amount equal to his base annual salary in the event he no longer serves as Group President of Aether’s Mobile Government segment as a direct result of a change in control.  It is understood that a change in control would occur as the result of the sale of all or substantially all of the assets of Aether Systems Inc., or all or substantially all of the assets of Aether’s Mobile Government segment to one or more individuals, entities, or groups and, as a result, Mr. Mancuso ceases to be employed by Aether and its subsidiaries (except if such termination results from his gross misconduct).

In addition, upon a triggering event, the parties agreed that all options, restricted stock and other equity instruments granted prior to July 31, 2002 and held by Mr. Mancuso will become fully exercisable at the time of termination of his employment with Aether.  The parties agreed that a “triggering event” will be defined as (i) a reduction in force or layoff at Aether Systems, Inc., if Mr. Mancuso’s employment is terminated as part of such reduction or layoff, (ii) sale of all or substantially all of the assets of Aether Systems, Inc., or all or substantially all of the assets of Aether’s Mobile Government segment and, as a result Mr. Mancuso ceases to be employed by Aether and its subsidiaries (except if such termination results from gross misconduct); (iii)  complete or substantially complete dissolution or liquidation of Aether Systems, Inc. or Aether’s Mobile Government segment and, as a result  Mr. Mancuso ceases to be employed by Aether and its subsidiaries (except if such termination results from gross misconduct); (iv) any person or group acquires or attains ownership of more than 50% of the Aether’s outstanding common stock; (v) completion of a merger or consolidation of the Aether Systems, Inc. with or into any other entity unless Aether’s stockholders retain control of the new entity.

This agreement does not change Mr. Mancuso’s status as an at-will employee.